EXHIBIT 99.1

June 9, 2011

To our valued shareholders,

I am pleased to be writing you to update you on the status of our Company, where we have been, where we are heading and where we currently stand. In the following letter, I look to bring you up to speed on the positive news on our current and past projects and our evolving business model.

We have received several inquiries about the Company and the stock price over the last 10 days. Like you, management is disappointed with the current stock quotation price. We believe the recent decline is due, in large part, to shares coming into the market under Rule 144 which until recently, were not eligible for public re-sale. Management’s goal to best remedy the current low stock price is performance in areas targeted in our development plans as described below. Please take a moment to read this detailed update about the Company.

The Company has filed its second amendment to its selling shareholder Registration Statement and is working through the third round of SEC Staff comments. The registration statement process has taken longer than anticipated, as we are responding to Staff comments. The Company is using its best efforts to bring the Registration Statement effective as soon as possible.

As for the business, I am very excited about our evolving business model that takes consumer products to market via the use of infomercials, TV shopping, the Internet and retail, as well as other channels of distribution we continue to develop. We have spent the last year building a strong team, solid infrastructure and selecting winning products.

As the Company becomes more capitalized, and gets into the revenue generating phase of our growth, we are transitioning from our many partnerships and production deals to the development of our own products and the licensing of undeveloped products that have come to us looking for marketing expertise.

As most of you are aware, Kevin Harrington has appeared as a “Shark” on the ABC show Shark Tank. Season 1 of Shark Tank certainly helped generate public interest in our Company. In Season 2, our Company was able to capitalize on the opportunities presented to us by the show, as well as the not so obvious indirect opportunities such as media exposure for TV Goods, product flow, building of our mailing lists, vendor relationships, and increased distribution channels. Now that Shark Tank has been renewed for a third season, we are excited to monetize the exposure on an ongoing basis.

One of the evolutions in our business model from this increased opportunity flow is the expansion of our product development and live shopping distribution. We have assembled a team of several former live shopping channel executives, to build our business on live shopping channels, both domestic and internationally. We have brought on four experienced individuals dedicated to developing products that we will sell through the top three U.S. television live shopping channels (QVC, HSN and ShopNBC), several of the 25 major live shopping channels located around the world (such as QVC UK, Germany, and Japan), MilitaryShoppingChannel.com, and AsSeenOnTV.com.

We are currently marketing several products on shopping channels right now and are acquiring purchase orders weekly for many others. We expect to test 50 to 75 products through these channels with our current infrastructure over the next 12 months and expect to achieve various levels of success and revenue from at least 50 percent of those tested. Currently running on air is MACBond, an adhesive strip that is designed to provide an immediate, industrial-strength bond and permanent hold without the drips, spills or stringy mess of other liquid adhesives. MACBond is on a US live shopping channel and is performing very well, consistently exceeding sales quotas. We are also representing a line of old-fashion smokehouse style pre-packed meats called Shiner’s Smokehouse Meats. The line is gaining major traction on one of the shopping channels and is expected to continue generating revenues for the Company.

In addition, TV Goods has been engaged to manage the launch of several brands on these same shopping channels. In these instances, the Company is paid a commission off of top line revenue without having to make a capital investment. This allows us to generate revenues to cover our burn while looking for products to take to infomercial that will appeal to all channels of distribution and in turn generate more significant revenues.

We currently have approximately 20 products at various stages of development- some with purchase orders, some on air, and some in the finishing stages of quality assurance, which is the last step before a purchase order is secured.

As for MilitaryShoppingChannel.com, we are in the beta-testing phase of the site. There has been a tremendous amount of additional protocols and testings that needed to be followed delaying the launch. TV Goods expects to generate revenues from this investment in the coming year.

In addition, we have recently entered into an agreement to acquire AsSeenOnTV.com. AsSeenonTV.com represents a highly trafficked catalog of direct response products with over two million customers, 700,000 email registrants and hundreds of thousands of unique visitors each month. San Francisco-based Delivery Agent, a leader in transactional television will handle all aspects of technology, including platform development and deployment - web, mobile and interactive television, interactive marketing, and operations. Delivery Agent-powered AsSeenOnTV.com enhancements will be designed to include TV Goods’ live “Video Deals of the Day” with celebrity spokespersons, mobile applications allowing consumers to make purchases from iPhones and Androids, and T-commerce campaigns enabling TV viewers to “click-to-buy” directly from their remote controls. Delivery Agent’s proprietary transaction engine, TV Wallet™, which now powers interactive commerce for over 200 entertainment and sports properties including CBS, NBC, FOX, HBO, and many others, will be integrated into the shopping experience.

We believe AsSeenOnTV.com is one of the most well known brands in global electronic retailing, a Crown Jewel of the direct response industry. The acquisition of this site should prove to be a lucrative addition to the business, especially with the growing popularity of e-commerce sites like Amazon and Groupon. We expect to see more success from this segment of our business model in the following months.

I’d also like to use this format to touch base on past and current infomercial products. In the effort to follow our motto of “test before you invest,” we have limited the number of infomercial projects we are working on at any given time. We are focused on quality versus quantity, and as I stated earlier, very focused on developing products that we can own the lion’s share of with fewer partners, relying less on others for a product’s success. Although the gestation period for these products is longer, I feel this is better for long term profitability.

I would like to go into detail on a few significant products:

SMS Headphones by “50 Cent”:

As we have publically shared, there has been a lot of confusion in the market on the headphone launch with 50 Cent. Originally, we signed a tri-party agreement with Sleek Audio, LLC and G-Unit, LLC to collectively market the product. As the relationships shifted, G-Unit terminated the brand licensing agreement with Sleek Audio, in turn, terminating the agreement between all parties.

We immediately began efforts to continue to be the marketing arm of the product and entered into a term sheet for TV Goods to continue to market the product with 50 Cent. Most recently, we entered into a definitive agreement that includes an infomercial as well as retail participation. We have plans to begin pre-production in June and expect product to available for TV and retail in the third quarter 2011. We are very excited about this product launch and this new relationship.

Instant Zipper: The Instant Zipper is another product we’re very excited about that is more along the lines of a traditional direct response product. TV Goods has begun testing a two-minute direct response infomercial spot that was produced by Sullivan Productions and stars Anthony “Sully” Sullivan as host and pitchman.

The Instant Zipper is a zipper replacement that works everywhere that zippers can be used. With an easy grip you can replace a broken zipper on your clothes, boat-tops, tents, and furniture. The Company is in the final stages of securing a large purchase order from one of the nation’s top live television shopping channels.

We are getting a lot of exciting press opportunities from the uniqueness of this product, which we believe has significant retail opportunities that should equate to revenues for the Company.

To learn more about this product, visit www.instantzipper.com.

Hulk Hogan’s Pummagic: PumMagic, represented by Hulk Hogan, is a revolutionary new line of pumice-based cleaning products that are designed to be strong enough to remove tough stains, yet gentle enough to clean a child's hands. When mixed with water, PumMagic will not scratch glass or mirrors.

Soon after the product was originally released, TV Goods received feedback from key big box retailers that they would like to see more than a single product marketed under the brand. The Company expanded the product line to include not only cleaners, but brushes, wipes and sponges; some of the most popular line extensions presently in the market. In addition, the Company improved and reformulated the product and product packaging.

We are currently in the testing and quality assurance phase with one of the large television shopping networks.

To learn more about this product, visit www.pummagic.com.

PocketChair: The PocketChair is a convenient and compact chair that folds and fits in your pocket. It is both lightweight and heavy-duty. TV Goods entered into an agreement with Allstar Products Group to coordinate efforts to market the PocketChair. Allstar will take the two-minute infomercial spot and manage and drive the retail as TV Goods receives a royalty on every product sold.

To learn more about this product, visit www.pocketchair.com.

Brightfeet: As previously announced, an infomercial for BrightFeet, the lighted house slippers, was tested late last year. Although the infomercial did not roll out, we had tremendous response and interest from international distributers, catalog companies and other channels of distribution. We have decided to continue to market the product in the efforts to secure fourth quarter sales, which is a peak time for a product of this type. The Company plans to retest media to support the upcoming retail placements.

To learn more about this product, visit www.brightfeet.com.

Overall, Kevin Harrington has received increased exposure in the recent months due to his appearances on Shark Tank, and has subsequently become more in-demand for public speaking events, seminars and charity events. In turn, the Company is exposed to many more opportunities. We intend to use this exposure to facilitate more relationships with celebrities and market and develop more celebrity-backed products.

In closing, the Company and I truly appreciate your continued support and look forward to sharing our exciting future with you. I am personally committed to keep you more informed as we continue to build the Company.

Sincerely,

Steve Rogai

Chief Executive Officer